BARBARA K. CEGAVSKE Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20170207361-19 Filing Date and Time 05/10/2017 8:21 AM Entity Number E0385202010-4
ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY – DO NOT HIGHLIGHT

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:
Rich Pharmaceuticals, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:
40,000,000,000 shares of common stock authorized, $0.001 par value 10,000,000 shares of preferred stock authorized, $0.001 par value

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

2,000,000,000 shares of common stock authorized, $0.001 par value 10,000,000 shares of preferred stock authorized, $0.001 par value
5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issue share of the same class or series:
1 share will be issued for every 20 shares of common stock outstanding. No change to outstanding preferred shares.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Fractional shares will be rounded to the nearest whole number

7. Effective date of filing (optional):	Date:	Time:

8. Officer Signature: X /s/ Ben Chang	CEO Title